EXHIBIT 10.88

CONFIDENTIAL

CONFIDENTIAL SEPARATION AGREEMENT
AND MUTUAL RELEASE

           THIS CONFIDENTIAL SEPARATION AGREEMENT AND MUTUAL RELEASE (“Agreement”) is entered into as of this 4th day of June 2004, (“Date of this Agreement”) by and between Peerless Systems Corporation (the “Company”), on the one hand, and Denis W. Retoske (the “Executive”), on the other hand.

     WHEREAS, the employment relationship between the Company and Executive is being terminated;

     WHEREAS, Executive and the Company desire to specify the terms of the separation. For and in consideration of the foregoing recitals and the mutual covenants and agreements set forth herein, the Company and the Executive agree as follows:

           1.       Employment Status. Executive hereby resigns from all positions as an employee and officer of the Company and any affiliates effective June 4, 2004, (the “Resignation Date”). Executive has received all compensation earned through the Resignation Date, including without limitation, any accrued, unused vacation pay. Executive understands that he will not be entitled to any compensation or benefits of employment beyond the Resignation Date, except as set forth below. Executive further understands that he is giving up all rights and benefits of employment with the Company except as set forth below.

           2.       Return of Company Property. Executive will return to the Company, all files, records, reports, data, correspondence, memoranda and other documents (including handwritten notes regarding, and drafts of same), equipment, pager, keys and all other physical, intellectual or personal property which Executive received from the Company and which are the property of the Company on or before the Resignation Date. Executive shall be entitled to retain his laptop computer and his office chair until the completion of consulting support to the Board of Directors, or as otherwise determined.

           3.       Severance Payments to Executive. In consideration of the release of all claims, the Company agrees to pay the Executive (“the Payments”) wages equal to his regular base pay of $157,500.00 for a period of six (6) months beginning June 7, 2004 and ending December 7, 2004 in approximately equal installments over that period, less withholding required by law and/or elected by Executive.

     The Payments hereunder be made in accordance with the Company’s payroll schedule; provided however, that the first payment hereunder shall be made on the first regular pay date that falls not less than eight (8) days after Executive’s execution of the Agreement, provided that Executive does not revoke it in accordance with its terms. In the event that one or more pay dates

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have passed between June 7, 2004 and the date on which the first payment is due, the first payment shall include payment for the entire period between June 7, 2004 and the first payment. Payments shall be direct deposited to a bank account designate by the Executive and the notice of payment to the Executive shall be sent by regular mail to the Executive at 1850 Capri Circle, Costa Mesa, CA 92626, or to a further address provided to the Company by the Executive.

     Except as otherwise set out herein, the Payments shall be in lieu of any other compensation or benefit, including, without limitation, any further bonus, payments arising out of the Transaction Incentive Plan, oral and/or written agreements between the Executive and Company as referenced in the 2002 Proxy and the 2003 Proxy, or other severance pay plan or policy of the Company. This represents the Company’s sole financial obligation to Executive under this Agreement.

     Provided that Executive timely elects to continue his and his dependents’ health care coverage in accordance with COBRA, an estimated dependent health insurance premium shall be calculated and deducted from the Payments, and shall be applied to Executive’s COBRA premium, and the Company shall pay any additional COBRA premium for Executive and his dependent’s COBRA coverage beginning July 1, 2004 and continuing through and including June 30, 2005. Thereafter, Executive shall be eligible to continue health care benefits at his own expense in accordance with COBRA.

           4.       Vested Stock Options. The Company agrees that the Executive’s stock options granted to the Executive prior to this June 4, 2004 and unvested as of June 4, 2004, shall and have become immediately vested to the benefit of the Executive, and in consideration of Executive’s designation by the Company during employment as a Section 16 officer, said Executive shall have until and including June 4, 2005 to exercise those employee stock options that are vested to Executive as of the Date of this Agreement.

           5.       Release of the Company by Executive.

                 a.       General Release. Executive hereby releases and forever discharges the Company, its parents, subsidiaries, affiliates, predecessors, successors and each of it their associates, owners, stockholders, members, assigns, employees, agents, directors, officers, partners, representatives, lawyers, donors or contributors and all persons acting by, through, under, or in concert with them, or any of them, (collectively the “Releasees”) of and from any and all manner of action or actions, causes or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which they now have or may hereafter have against the Releasees by reason of any and all acts,

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omissions, events or facts occurring or existing prior to the date hereof, except as expressly provided herein. The Claims released hereunder include, without limitation, any alleged breach of any employment agreement; any alleged breach of any covenant of good faith and fair dealing, express or implied; any alleged torts or other alleged legal restrictions relating to the Executive’s employment and the termination thereof; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination in Employment Act, the Americans With Disabilities Act, and any state or local laws of similar effect. This Release shall not apply to Executive‘s right to receive the benefits provided for in the Agreement, or to retirement and/or employee welfare benefits, if any, that have vested and accrued prior to his separation from employment with the Company.

           EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

           EXECUTIVE BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

                 b.       Release of Age Discrimination Claims. Executive agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). Executive understands and agrees that:

                       (1)       This paragraph, this release and this Agreement are written in a manner calculated to be understood by Executive.

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                       (2)       The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Executive signs this Agreement.

                       (3)       This Agreement provides for consideration in addition to anything of value to which Executive is already entitled.

                       (4)       Executive is advised to consult an attorney before signing this Agreement.

                       (5)       Executive is granted twenty-one (21) days after Executive is presented with this Agreement to decide whether or not to sign this Agreement. If Executive executes this Agreement prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney, and waives the remainder of the twenty-one (21) day period.

                       (6)       Executive will have the right to revoke this Agreement under the ADEA within seven (7) days of signing this Agreement.

                 c.       Manner of Revocation. In the event that Executive elects to revoke this Agreement, he shall deliver within the time period prescribed above to Howard J. Nellor a writing stating that he is revoking this Agreement and subscribed by the Executive.

                 d.       Consequences of Revocation. In the event that Executive should elect to revoke this Agreement as described in the paragraph above, this Agreement shall be null and void in its entirety.

                 e.       No Assignment of Claims. Executive represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any Claim which Executive may have against the Releasees, or any of them, and Executive agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such Party.

                 f.       No Suits or Actions. Executive agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees any of the Claims released hereunder, then he will pay to the Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim. Provided, however, that this subsection (f) shall not apply to any challenge to the release under the Older

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Workers Benefit Protection Act, or claim under the Federal Age Discrimination in Employment Act.

                 g.       No Admission. The Parties further understand and agree that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

           6.       Release of the Executive by Company.

                 a.       General Release. Company hereby releases and forever discharges the Executive of and from any and all manner of action or actions, causes or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which they now have or may hereafter have against the Executive by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, except as expressly provided herein. The Claims released hereunder include, without limitation, any alleged breach of any employment agreement; any alleged breach of any covenant of good faith and fair dealing, express or implied; and any other alleged legal matters relating to the Executive’s employment and the termination thereof; and any alleged violation of any federal, state or local statute or ordinance.

                 b.       Indemnification. The Executive shall have the benefit of indemnification by the Company to the fullest extent permitted by applicable law, which indemnification shall continue after the execution of this Agreement for such period as may be necessary to continue to indemnify Executive for his acts during his employment to the fullest extent permitted by applicable law.

           7.       Non-Disparagement. The Company and the Executive each agrees to refrain from any disparagement, false light, defamation, slander of the other, or tortious interference with the contracts and relationships of the other.

           8.       Intellectual Property. Confidential Information and Trade secrets/Nonsolicitation. Executive acknowledges that the provisions of any agreements he has entered with the Company concerning the assignment of any rights to intellectual property, the solicitation of customers and/or employees, and/or nondisclosure of the confidential information of the Company, its customers, business partners, parents, subsidiaries and affiliates remain in full force and effect and are not modified or superseded by this Agreement. Copies of Executive’s agreements concerning intellectual property, confidential information and solicitation of customers and employees are attached hereto as Exhibit “A”.

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           9.       Confidentiality of Terms. Executive expressly acknowledges that this Agreement and all matters relating to or leading up to the negotiation and effectuation of this Agreement, are confidential and shall be accorded the utmost confidentiality and shall not be disclosed to any third party except to Executive’s spouse, his legal, actuarial, pension, accounting and tax advisors to the extent necessary to perform services or as required by law, rule or regulation. In addition, Executive may disclose the provisions of paragraph 7 to any prospective employer. Executive agrees that if any disclosure is made as permitted under this paragraph, then such persons or entities shall be cautioned about the confidentiality obligations imposed by this Agreement and required to abide by the terms of this confidential undertaking.

           10.       Further Services. Executive and Company agree that, solely at the discretion of the Company, the Company may engage Executive as a Consultant for services within his professional areas of expertise, which services do not arise out of this Agreement and are completely independent of this Agreement, at compensation to be agreed upon by the parties.

           11.       Advice of Counsel. Executive represents and warrants that he has read this Agreement, that he has had adequate time to consider it, that he had been advised by the Company to consult with an attorney and has had the opportunity to consult with an attorney prior to executing this Agreement. Executive understands the meaning and application of this Agreement and he has signed this Agreement knowingly, voluntarily and of his own free will with the intent of being bound by it.

           12.       Severability: Modification of Agreement. If any provision of this Agreement shall be found invalid or unenforceable in whole or in part, then such provisions shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable or shall be deemed excised from this Agreement as such circumstances may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

           13.       Arbitration; Waiver of Jury Trial. Except for claims for emergency equitable or injunctive relief which cannot be timely addressed through arbitration, the parties hereby agree to submit any claim or dispute arising out of the terms of this Agreement (including exhibits) and/or any dispute arising out of or relating to Executive’s employment with the Company in any way, to private and confidential arbitration by a single neutral arbitrator through the American Arbitration Association (“AAA”). Subject to the terms of this paragraph, the arbitration proceedings shall be governed by the then current AAA rules governing employment disputes, and shall take place in

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Orange County, California, provided, however, that this Agreement shall be interpreted to comply with applicable law if there is any conflict between applicable law and such rules that would otherwise render this agreement to arbitrate invalid. The decision of the arbitrator shall be final and binding on all parties to this Agreement, rendered in writing, and judgment thereon may be entered in any court having jurisdiction. Except if otherwise required by applicable law, the party initiating arbitration shall advance the arbitrator’s fee; however, all costs of the arbitration proceeding or litigation to enforce this Agreement, including attorneys’ fees and witness expenses, shall be paid as the arbitrator or court order in accordance with applicable law. Except for claims for emergency equitable or injunctive relief that cannot be timely addressed through arbitration, this arbitration procedure is intended to be the exclusive method of resolving any claim relating to the obligations set forth in this Agreement. The Parties understand and agree that they are waiving their right to a jury trial as to any claim subject to this provision.

           14.       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither this Agreement nor any rights hereunder may be assigned to any party by the Company or Executive without the prior written consent of the other party hereto, which shall not be unreasonably withheld.

           15.       Litigation by Others. Executive agrees to cooperate with the Company and its agents and attorneys in the event that Executive is called as a witness under subpoena or otherwise in any litigation, government investigation or other proceeding involving the Company; provided, however, that the Company shall pay for Executive’s reasonable and actual costs and expenses (including lost wages) incurred in connection with such participation. Executive agrees not to aid in, assist in, or encourage the pursuit of, litigation against the Company by any other person or entity, except as required by applicable law.

           16.       Entire Agreement/No Oral Modification. Executive and the Company each represent and warrant that this Agreement is the entire agreement between the parties with respect to the subject matter herein, and that no promise or inducement has been offered, made or relied upon, except as set forth herein and that the consideration stated herein is the sole consideration for this Agreement. This Agreement does not modify or supersede the provisions of any agreements Executive has entered with the Company concerning the assignment of any rights to intellectual property, solicitation of customers and/or employees, nondisclosure of the confidential information of the Company, its customers, business partners, parents, subsidiaries and affiliates, or governing stock options, stock grants or restricted stock owned by the Executive.

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           17.       Warranty. The Company represents and warrants that that it has disclosed all material facts to the Executive that are relevant to the Executive’s decision, and has not omitted or failed to disclose any material fact that would cause the Executive to decline to enter into this Agreement.

           18.       Headings. Headings contained in this Agreement are used for convenience only, and shall not supplement or modify the terms of this Agreement.

           19.       Choice of Law. The parties agree that this Agreement shall be construed and enforced in accordance with the laws of the State of California.

Executive	Peerless Systems

/s/ Denis W. Retoske	/w/ Howard J. Nellor

Denis W. Retoske	Howard J. Nellor

Date: June 4, 2004	Title: President & CEO

Date: June 4, 2004

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